UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2015

T2 BIOSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36571 (Commission File Number)	20-4827488 (IRS Employer Identification Number)

101 Hartwell Avenue, Lexington, Massachusetts 02421
(Address of principal executive offices, including Zip Code)

(781) 761-4646
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 28, 2015, T2 Biosystems, Inc., a Delaware corporation (the “Company”), drew an aggregate of $10.0 million, which resulted in net proceeds to the Company of approximately $9.95 million after fees, pursuant to tranche B of its Loan and Security Agreement with Solar Capital Ltd., as collateral agent and lender, and Comerica Bank, as lender (together, the “Lenders”), dated July 11, 2014, as amended by the First Amendment to Loan and Security Agreement, dated as of May 27, 2015, and as further amended by the Second Amendment to Loan and Security Agreement, dated as of October 30, 2015 (the “Loan Agreement”). Pursuant to the terms of the Loan Agreement, the Lenders agreed to loan an aggregate amount of up to $30.0 million in aggregate principal in two tranches, $20.0 million for tranche A to be drawn in up to three drawings prior to December 31, 2014 and $10.0 million for tranche B to be drawn prior to December 31, 2015.  The Company previously drew an amount of $10.0 million under tranche A on July 11, 2014 in connection with the entry into the Loan Agreement and another amount of $10.0 million under Tranche A on December 29, 2014.

For additional information regarding the Loan Agreement, see Item 10.19 of the Company’s Amendment No. 1 to Form S-1 filed with the Securities and Exchange Commission on July 16, 2014, and Current Report on Form 8-K filed on May 29, 2015, which information is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2015	T2 BIOSYSTEMS, INC.

	By:	/s/ John McDonough
John McDonough
President and Chief Executive Officer